Exhibit 10.2

January 9, 2013

Mr. Paul Grinberg

3111 Camino Del Rio North

San Diego, California 92108

Dear Paul:

In connection with your new retention arrangements, Encore’s Compensation Committee of its Board of Directors has decided to guarantee that your annual cash bonus with respect to FY 2013 will be paid at no less than your 2013 target amount. This correspondence further amends your Severance Protection Letter dated March 11, 2009, as amended. In addition, Encore’s Compensation Committee of its Board of Directors has decided to cover certain relocation costs associated with your change in residence and to provide a monthly allowance for commuting expenses of $8,500.00.

This correspondence has been duly authorized by Encore and the undersigned has been authorized to execute and deliver this correspondence on behalf of Encore.

Sincerely,

/s/ George Lund
George Lund
Executive Chairman
Encore Capital Group, Inc.